Exhibit 99.1

News Release

Contact:    Sandi Noah                Paul DeSantis
Communications            Chet Fox
(216) 682-7011            Investor Relations
sandi.noah@omnova.com        (216) 682-7003

OMNOVA Solutions Reports EPS of $0.01 per Diluted Share in Third Quarter 2015, Expands Adjusted EPS by More Than 160% to $0.13 per Diluted Share, and Reaffirms Full-Year Guidance of Significant Growth in Adjusted Diluted Earnings Per Share

BEACHWOOD, OHIO, September 24, 2015 -
Third Quarter 2015 Highlights

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The Company reported third quarter 2015 net income of $0.4 million, or $0.01 per diluted share, compared with $1.8 million, or $0.04 per diluted share, in 2014. Adjusted Income From Continuing Operations for the 2015 third quarter grew significantly to $5.9 million, nearly tripling to $0.13 per diluted share, compared with $2.2 million, or $0.05 per diluted share, in 2014. (See Tables A and B.)

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Segment operating profit margins were 6.0% in the third quarter of 2015, flat with the third quarter of 2014. Total Adjusted Segment Operating Profit margins expanded by 380 basis points to 10.0%. Engineered Surfaces Adjusted Segment Operating Profit margin increased 430 basis points to 10.6%, while Performance Chemicals Adjusted Segment Operating Profit margin increased 360 basis points to 9.8%. (See Tables A and B.)

•
Cash flow from operations increased to $27.3 million for the quarter, compared to $23.8 million in the prior year. Leverage declined to 3.8x adjusted EBITDA. Adjusted EBITDA for the third quarter increased by $3.2 million year-over-year, to $22.2 million. On a trailing 12-month basis, adjusted EBITDA grew to $80.6 million, compared to $77.4 million reported for the second quarter. (See Table E.)

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OMNOVA Solutions Inc. (NYSE: OMN) today announced Adjusted Income From Continuing Operations increased to $5.9 million, or $0.13 per diluted share, for the third quarter ended August 31, 2015, compared with third quarter 2014 Adjusted Income From Continuing Operations of $2.2 million, or $0.05 per diluted share. (See Tables A and B.) The increase was driven primarily by year-over-year margin expansion in both the Performance Chemicals and Engineered Surfaces segments, a favorable net inventory valuation adjustment in Performance Chemicals, improved mix, and volume growth in specialty businesses (excluding oil & gas).
During the quarter, as part of its strategic actions to right-size its manufacturing footprint and cost base, the Company announced actions to reduce costs by $14.0 million to $17.0 million. As part of the restructuring, the Company took a pre-tax charge of $8.6 million related to plant closures, SG&A reductions and key process improvement initiatives, of which $3.8 million is non-cash. The charge is excluded from adjusted results.
“Our team has been aggressively taking action on our strategic priorities and, as a result, we are pleased to see some early benefits with the margin expansion and profit increases in both of our business segments during the third quarter," said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. "It is not business as usual at OMNOVA as we execute on our strategic priorities of (1) improving profitability and cash generation from our traditional core businesses, (2) accelerating growth in our higher margin specialty businesses, and (3) improving return on assets. Our actions include closing two plants, reducing the size of our workforce, re-engineering our core selling, marketing and product development business processes, and strengthening the capabilities of our team to drive growth in our higher margin specialty businesses.
“Overall, Adjusted Segment Operating Profit increased by 35.0% in the quarter versus last year, and Adjusted Segment Operating Profit margins increased from 6.2% to 10.0%. For the second consecutive quarter, Performance Chemicals increased adjusted segment profitability year-over-year.
“Volumes in our specialty businesses increased overall, excluding oil & gas. Our oil & gas business has been impacted by the current downturn in global oil prices but remains a profitable business for us and offers exciting future growth potential.

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"In our traditional core businesses, third quarter volume was impacted, as expected, by the structural decline in market demand for paper, although the profit contribution of this business year-to-date is flat with last year. While we don't expect the coated paper market conditions to change materially near term, we are working aggressively in this business to grow profitability and cash generation as cost reductions and other actions gain momentum,” McMullen said.
“The Engineered Surfaces segment continued to increase its profitability and margins with Adjusted Segment Operating Profit reaching $6.1 million, or 10.6% of sales, from $3.9 million, or 6.3% of sales, last year. We continued to see good growth in our targeted specialty laminates business including volume increases in store fixtures and RV (recreational vehicle interiors). Mix continued to be favorable as we successfully pursued our strategy to increase the share of higher margin specialties in our overall business, helping to drive our overall profitability higher,” McMullen concluded.

Consolidated Results for the Third Quarter of Fiscal 2015
Net sales for the third quarter decreased $41.2 million, or 16.3%, to $210.9 million, compared with $252.1 million for the comparable quarter last year. The decrease was the result of $15.3 million, or 6.1%, of reduced pricing, driven primarily by contract-based index pricing in certain markets tied to raw material price declines; $7.1 million, or 2.8%, of negative currency translation effects; and lower sales volume of $18.8 million, or 7.4%, primarily related to the unfavorable market conditions in paper and oil & gas. These year-over-year declines were partially offset by increasing volumes in nonwovens, laminates, specialty coatings and tire cord adhesives.
Gross profit in the third quarter of 2015 increased to $51.5 million, or 24.4% of net sales, compared to $49.2 million, or 19.5% of net sales, in the comparable quarter last year. The increase in gross profit was due primarily to expanding margins and favorable net inventory valuation adjustments, which were partially offset by the volume declines.
Selling, general and administrative expense (SG&A) in the third quarter of 2015 was $29.9 million, flat with the third quarter of 2014, reflecting a disciplined approach to expense management as OMNOVA increases investments in sales and marketing resources for its higher margin specialty lines of

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business. Overall, the Company expects to realize future SG&A benefits as the impact of the restructuring actions is realized.
Interest expense in the third quarter of 2015 was $6.8 million, down $1.0 million from the comparable quarter last year, reflecting lower outstanding debt balances.
Other expense was $1.2 million for the third quarter of 2015, compared to $0.4 million in the comparable quarter last year. Included in the third quarter of 2015 are expenses of $1.6 million related to the Company’s operational and key process improvement initiatives.
Income tax was a benefit of $0.5 million in the third quarter of 2015, compared with an expense of $0.3 million in the third quarter of 2014. The third quarter 2015 tax benefit results from a changing mix of jurisdictional income, whereby the income in the U.S. compared to worldwide income is reduced in 2015. This reduction primarily relates to expected restructuring and other costs to be incurred in the U.S. during 2015 related to the manufacturing footprint and SG&A initiatives, along with a one-time discrete tax benefit. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has approximately $116 million of U.S. federal net operating loss carryforwards and $114 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2034.
Cash provided by operations increased to $27.3 million in the third quarter of 2015, compared to $23.8 million last year, reflecting the effect of lower raw material costs and internal initiatives to reduce working capital. Working capital days improved to 53.8 at quarter end, compared with 55.6 a year ago, demonstrating the Company’s continued progress on its initiatives to reduce the amount of working capital deployed in the business. Consolidated Net Debt improved by $11.6 million in the third quarter of 2015, which, along with the growth in adjusted EBITDA, resulted in an improved Leverage Ratio of 3.8x as compared to 4.1x in the second quarter of 2015. (See Table E.)

Performance Chemicals Segment Results
Net sales during the third quarter of 2015 decreased $36.9 million, or 19.4%, to $153.6 million, compared with $190.5 million last year. A major factor in the year-over-year decrease was reduced pricing of $15.4 million, or 8.1%, driven by contract-based index pricing in certain markets and other price

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declines, both related to the lower raw material costs. Net sales in the quarter also were impacted by volume declines of $14.9 million, or 7.8%, driven primarily by market weakness in paper and oil & gas, as well as by unfavorable currency translation effects of $6.6 million, or 3.5%. This was partially offset by volume increases, primarily in the specialty businesses of nonwovens and specialty coatings, and in tire cord adhesives.
Adjusted Segment Operating Profit was $15.1 million for the third quarter of 2015, compared to $11.8 million for the same period in 2014. (See Tables A and B.) Adjusted Segment Operating Profit margins continued to increase during the quarter as favorable mix and lower raw material costs more than offset the lower selling prices and reduced volumes. Declines in the euro negatively impacted Adjusted Segment Operating Profit by approximately $0.7 million. The net inventory valuation adjustment was favorable by $3.4 million on a year-over-year basis. The Company recorded a favorable net inventory valuation adjustment of $4.8 million for the third quarter of fiscal 2015, compared to a favorable net inventory valuation adjustment of $1.4 million in the year ago quarter. Butadiene and styrene prices increased during the quarter but are expected to decline through the end of the year and continue to be well below prior year levels.
Specialty Chemicals (oil & gas, coatings, home & personal care, nonwovens/textiles, elastomeric modifiers, and construction) product line volumes grew modestly, excluding the negative impact of market conditions in oil & gas. Overall, Specialty Chemicals sales decreased $9.5 million, to $70.6 million, for the third quarter of 2015, compared with $80.1 million for the comparable period last year. The decrease was driven by $1.6 million of reductions in pricing, primarily associated with declining raw material costs; $3.8 million in unfavorable currency translation effects; and $4.1 million from lower volume, primarily associated with oil & gas, partially offset by certain higher growth specialty product lines, including nonwovens and specialty coatings.
Performance Materials (paper, carpet, specialty rubber, antioxidants and tire cord adhesives) product line sales decreased $27.4 million, to $83.0 million, for the third quarter of 2015, compared with $110.4 million for the comparable period last year. The decrease from the prior year quarter was due to $13.8 million of reduced pricing tied to lower raw material costs, $2.8 million from unfavorable currency translation effects, and $10.8 million in lower volumes. Paper volume was down 20% from the prior year

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quarter, primarily as a result of the closure of a customer’s mill at the end of 2014 and inventory reductions due to weakness in the North American paper market. Despite reduced volume, the profit contribution from paper was flat on both a quarterly and year-to-date basis compared to prior year periods as a result of cost reduction initiatives. Tire cord adhesives volume was up 6% compared to last year’s third quarter.

Engineered Surfaces Segment Results
Net sales were $57.3 million during the third quarter of 2015, a decrease of $4.3 million, or 7.0%, compared with $61.6 million in the comparable quarter last year. Pricing and mix were flat, foreign currency translation was unfavorable by $0.5 million, and volume declined by $3.8 million. The decreased volume was due primarily to lower sales in China in the coated fabrics business, reflecting slowing in the Chinese automotive market. The outlook for the Chinese automotive market remains strong longer term.
Adjusted Segment Operating Profit was $6.1 million for the third quarter of 2015, compared with $3.9 million last year. (See Tables A and B.) The year-over-year improvement was due primarily to margin expansion and favorable mix.
Laminates and Performance Films product line sales were $35.6 million in the third quarter of 2015, a decrease of $1.0 million compared with last year. Laminates sales were up, with continued growth in several key markets including RV and store fixtures, which improved mix. While sales of films declined, profit contribution improved as a result of actions focused on shedding low margin business. Laminates and Performance Films is positioned to capture new business in luxury vinyl tile, the fastest growing flooring segment in North America.
Global Coated Fabrics product line sales were $21.7 million in the third quarter of 2015, down $3.3 million compared with the same period last year. The decline was due primarily to the weakness in the Chinese automotive market.

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Outlook
During the fourth quarter, the Company expects to incur charges of approximately $4.0 million to $5.0 million, of which $1.0 million to $2.0 million is cash related to the manufacturing realignment and SG&A restructuring announced in June 2015, which are expected to deliver $14.0 million to $17.0 million of annual savings by 2017. These charges will be excluded from reported Adjusted Segment Operating Profit and Adjusted Income From Continuing Operations.
“We continue to take clear and decisive actions as part of our value-creating strategy,” McMullen said. “These actions are positively impacting margins and accelerating growth in our specialty businesses. We are confident that they will result in a significant improvement in business performance over the long term."
Despite an uncertain global economy and challenges in a few of OMNOVA's end markets, the Company continues to expect significant growth in Adjusted Diluted Earnings Per Share for the fiscal year ending November 30, 2015.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, September 24, 2015, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, October 15, 2015. A telephone replay will also be available beginning at 1:00 p.m. ET on September 24, 2015, and ending at 11:59 p.m. ET on October 15, 2015. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 367196.

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Non-GAAP and Other Financial Matters

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
(Dollars in millions)	2015	2014	2015	2014
Net Sales
Performance Chemicals
Performance Materials	$83.0	$110.4	$252.9	$319.1
Specialty Chemicals	70.6	80.1	214.1	246.0
Total Performance Chemicals	$153.6	$190.5	$467.0	$565.1
Engineered Surfaces
Coated Fabrics	$21.7	$25.0	$65.9	$74.3
Laminates and Performance Films	35.6	36.6	105.1	105.2
Total Engineered Surfaces	$57.3	$61.6	$171.0	$179.5
Inter-segment sales	—	—	—	(.2)
Total Net Sales	$210.9	$252.1	$638.0	$744.4
Segment Operating Profit
Performance Chemicals	$7.5	$11.2	$27.4	$37.1
Engineered Surfaces	5.2	3.9	14.2	12.2
Interest expense	(6.8)	(7.8)	(20.5)	(23.2)
Corporate expense	(6.0)	(5.2)	(18.7)	(16.3)
Shareholder activist costs	—	—	(1.9)	—
Operational improvement costs	—	—	(.4)	—
Asset impairment	—	—	(.6)	—
Acquisition and integration related expense	—	—	(.4)	—
(Loss) Income from Continuing Operations Before Income Taxes	(.1)	2.1	(.9)	9.8
Income tax (benefit) expense	(.5)	.3	(1.1)	2.8
Income from continuing operations	.4	1.8	.2	7.0
Discontinued operations, net of tax	—	—	.9	(.6)
Net Income	$.4	$1.8	$1.1	$6.4
Depreciation and amortization	$9.8	$8.7	$23.9	$26.3
Capital expenditures	$4.8	$9.6	$15.3	$19.6

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share from Continuing Operations, and Adjusted Segment / Consolidated EBITDA, which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended August 31, 2015
				Table A

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales	$153.6	$57.3	$—	$210.9

Segment Operating Profit / Corporate Expense	$7.5	$5.2	$(6.0)	$6.7
Interest Expense	—	—	(6.8)	(6.8)
Income (loss) From Continuing Operations Before Income Taxes	$7.5	$5.2	$(12.8)	$(.1)
Management Excluded Items
Restructuring and severance	3.1	—	.1	3.2
Accelerated depreciation on production transfer	2.9	—	—	2.9
Operational improvements costs	1.6	—	—	1.6
Asset impairment, facility closure costs and other	—	.9	—	.9
Subtotal for Management Excluded Items	7.6	.9	.1	8.6
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$15.1	$6.1	$(12.7)	$8.5
Tax Expense (30% rate)*				(2.6)
Adjusted Income From Continuing Operations				$5.9
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations				$.13

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	9.8%	10.6%
Segment / Corporate Capital Expenditures	$2.6	$1.7	$.5	$4.8

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$15.1	$6.1	$(12.7)	$8.5
Unallocated Corporate Interest Expense	—	—	6.8	6.8
Depreciation and Amortization excluding accelerated depreciation	5.2	1.4	.3	6.9
Segment / Consolidated Adjusted EBITDA	$20.3	$7.5	$(5.6)	$22.2

Adjusted EBITDA as a % of sales	13.2%	13.1%		10.5%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended August 31, 2014
				Table B

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales	$190.5	$61.6	$—	$252.1

Segment Operating Profit / Corporate Expense	$11.2	$3.9	$(5.2)	$9.9
Interest Expense	—	—	(7.8)	(7.8)
Income (loss) From Continuing Operations Before Income Taxes	11.2	3.9	(13.0)	2.1
Management Excluded Items
Restructuring and severance	—	—	—	—
Accelerated depreciation on production transfer	.6	—	—	.6
Asset impairment, facility closure costs and other	—	—	.4	.4
Subtotal for Management Excluded Items	.6	—	.4	1.0
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$11.8	$3.9	$(12.6)	$3.1
Tax Expense (30% rate)*				(.9)
Adjusted Income From Continuing Operations				$2.2
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations				$.05

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	6.2%	6.3%
Segment / Corporate Capital Expenditures	$7.3	$2.2	$.1	$9.6

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$11.8	$3.9	$(12.6)	$3.1
Unallocated Corporate Interest Expense	—	—	7.8	7.8
Depreciation and Amortization excluding accelerated depreciation	6.5	1.5	.1	8.1
Segment / Consolidated Adjusted EBITDA	$18.3	$5.4	$(4.7)	$19.0

Adjusted EBITDA as a % of sales	9.6%	8.8%		7.5%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Nine Months Ended August 31, 2015
				Table C

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales	$467.0	$171.0	$—	$638.0

Segment Operating Profit / Corporate Expense	$27.4	$14.2	$(22.0)	$19.6
Interest Expense	—	—	(20.5)	(20.5)
Income (loss) From Continuing Operations Before Income Taxes	27.4	14.2	(42.5)	(.9)
Management Excluded Items
Restructuring and severance	3.6	.5	.1	4.2
Accelerated depreciation on production transfer	2.9	—	—	2.9
Operational improvements costs	4.1	—	.4	4.5
Acquisition and integration related expense	—	—	.4	.4
Environmental costs	—	.2	—	.2
Shareholder activist costs	—	—	1.9	1.9
Asset impairment, facility closure costs and other	—	1.3	.6	1.9
Subtotal for Management Excluded Items	10.6	2.0	3.4	16.0
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$38.0	$16.2	$(39.1)	$15.1
Tax Expense (30% rate)*				(4.5)
Adjusted Income From Continuing Operations				$10.6
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations				$.23

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	8.1%	9.5%
Segment / Corporate Capital Expenditures	$7.7	$5.7	$1.9	$15.3

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$38.0	$16.2	$(39.1)	$15.1
Unallocated Corporate Interest Expense	—	—	20.5	20.5
Depreciation and Amortization excluding accelerated depreciation	15.7	4.4	.9	21.0
Segment / Consolidated Adjusted EBITDA	$53.7	$20.6	$(17.7)	$56.6

Adjusted EBITDA as a % of sales	11.5%	12.0%		8.9%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Nine Months Ended August 31, 2014
				Table D

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales (Inter-group eliminations)	$565.1	$179.5	$(.2)	$744.4

Segment Operating Profit / Corporate Expense	$37.1	$12.2	$(16.3)	$33.0
Interest Expense	—	—	(23.2)	(23.2)
Income (loss) From Continuing Operations Before Income Taxes	37.1	12.2	(39.5)	9.8
Management Excluded Items
Restructuring and severance	.4	.2	—	.6
Accelerated depreciation on production transfer	1.8	—	—	1.8
Gain on settlement of note receivable	—	(.7)	—	(.7)
Asset impairment, facility closure costs and other	—	.2	.4	.6
Subtotal for Management Excluded Items	2.2	(.3)	.4	2.3
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$39.3	$11.9	$(39.1)	$12.1
Tax Expense (30% rate)*				(3.6)
Adjusted Income From Continuing Operations				$8.5
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations				$.18

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	7.0%	6.6%
Segment / Corporate Capital Expenditures	$14.3	$4.7	$.6	$19.6

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$39.3	$11.9	$(39.1)	$12.1
Unallocated Corporate Interest Expense	—	—	23.2	23.2
Depreciation and Amortization excluding accelerated depreciation	19.5	4.6	.4	24.5
Segment / Consolidated Adjusted EBITDA	$58.8	$16.5	$(15.5)	$59.8

Adjusted EBITDA as a % of sales	10.4%	9.2%		8.0%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Trailing Twelve Months Ended August 31, 2015
				Table E

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales	$648.4	$232.6	$—	$881.0

Segment Operating Profit / Corporate Expense	$36.5	$21.2	$(26.6)	$31.1
Interest Expense	—	—	(30.1)	(30.1)
Income (loss) From Continuing Operations Before Income Taxes	$36.5	$21.2	$(56.7)	$1.0
Management Excluded Items
Restructuring and severance	3.7	.6	.1	4.4
Accelerated depreciation on production transfer	3.3	—	—	3.3
Operational improvements costs	4.1	—	.4	4.5
Acquisition and integration related expense	—	—	.4	.4
Environmental costs	1.0	.2	—	1.2
Gain on settlement of note receivable	—	(.4)	—	(.4)
Deferred financing fees written-off	—	—	.8	.8
Corporate headquarters relocation costs	—	—	.2	.2
Other financing costs	—	—	2.4	2.4
Shareholder activist costs	—	—	1.9	1.9
Asset impairment, facility closure costs and other	—	1.2	.6	1.8
Subtotal for Management Excluded Items	12.1	1.6	6.8	20.5
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$48.6	$22.8	$(49.9)	$21.5
Tax Expense (30% rate)*				(6.4)
Adjusted Income From Continuing Operations				$15.1
*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	7.5%	9.8%
Segment / Corporate Capital Expenditures	$15.1	$7.7	$2.5	$25.3

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$48.6	$22.8	$(49.9)	$21.5
Unallocated Corporate Interest Expense	—	—	30.1	30.1
Depreciation and Amortization excluding accelerated depreciation	22.0	5.9	1.1	29.0
Segment / Consolidated Adjusted EBITDA	$70.6	$28.7	$(18.7)	$80.6

Adjusted EBITDA as a % of sales	10.9%	12.3%		9.1%

Net Leverage
Total short and long-term debt				$408.2
Less Cash				(101.6)
Net Debt (Debt less Cash)				$306.6

Net Leverage Ratio**				3.8x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.
This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s business, operations and assets, as well as all forward-looking statements, involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of any such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s business, operations or assets as well as the Company's results and, in some cases, such effect could be material. Certain risks and uncertainties facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained and referenced herein.
All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.
Risks and uncertainties that may adversely affect OMNOVA’s business, operations, assets, or other matters affecting the Company and may cause actual results to materially differ from expectations include, but are not limited to: (1) the Company's exposure to general economic, business, and industry conditions; (2) changes in raw material prices and availability; (3) the highly competitive markets the Company serves and continued consolidations among its customer base; (4) the Company's ability to develop new products that appeal to customers; (5) the creditworthiness of the Company's customers; (6) the concentration of OMNOVA's Performance Chemicals business among several large customers;

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(7) increased foreign competition for the Company's customers and suppliers; (8) the inherent risks of international operations; (9) risks associated with the use of chemicals; (10) the failure of a joint venture partner to meet its commitments; (11) the Company's ability to identify and complete strategic transactions; (12) OMNOVA's ability to successfully integrate acquired companies; (13) extraordinary events such as natural disasters, political disruptions, terrorist attacks and acts of war; (14) unanticipated capital expenditures; (15) increases in healthcare costs; (16) the Company's ability to retain or recruit key employees; (17) the Company's ability to renew collective bargaining agreements with employees on acceptable terms and the risk of work stoppages; (18) the Company's contribution obligations under its U.S. pension plan; (19) the Company's failure to protect its intellectual property; (20) adverse litigation outcomes or settlements; (21) the Company's reliance on foreign financial institutions to hold some of its funds; (22) information systems failures and cyberattacks; (23) potential goodwill impairment charges; (24) the actions of activist shareholders; (25) the Company's substantial debt and any decision in the future to incur additional debt; (26) the operational and financial restrictions contained in the Company's indenture; (27) a default under the Company's term loan or revolving credit facility; and (28) the Company's ability to generate sufficient cash to service its outstanding debt.
OMNOVA Solutions provides greater detail regarding these risks and uncertainties in its 2014 Form 10-K and subsequent filings, which are available online at www.omnova.com and www.sec.gov.
OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending August 31, 2015 of $881 million and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2015	2014	2015	2014
Net Sales	$210.9	$252.1	$638.0	$744.4
Cost of goods sold	159.4	202.9	491.9	593.5
Gross Profit	51.5	49.2	146.1	150.9

Selling, general and administrative	29.9	29.9	91.7	92.0
Depreciation and amortization	9.8	8.7	23.9	26.3
Asset impairment	.5	—	1.1	—
Gain on sale of assets	—	.3	—	.4
Restructuring and severance	3.4	—	4.5	.8
Interest expense	6.8	7.8	20.5	23.2
Acquisition and integration related expense	—	—	.4	—
Other expense (income), net	1.2	.4	4.9	(1.6)
	51.6	47.1	147.0	141.1
(Loss) Income From Continuing Operations Before Income Taxes	(.1)	2.1	(.9)	9.8
Income tax (benefit) expense	(.5)	.3	(1.1)	2.8
Income From Continuing Operations	.4	1.8	.2	7.0
Discontinued Operations
Total discontinued operations	—	—	.9	(.6)
Net Income	$.4	$1.8	$1.1	$6.4

Income Per Share - Basic and Diluted
Income per share - continuing operations	$.01	$.04	$—	$.15
Income (loss) per share - discontinued operations	—	—	.02	(.01)
Basic and Diluted Income Per Share	$.01	$.04	$.02	$.14

Weighted average shares outstanding - Basic	45.2	46.4	45.7	46.3
Weighted average shares outstanding - Diluted	45.8	46.9	46.2	46.9

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets
(Dollars in Millions, Except Per Share Data)

	August 31,	November 30,
	2015	2014
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$101.6	$99.5
Accounts receivable, net	111.7	135.7
Inventories	93.4	92.7
Prepaid expenses and other	16.7	21.0
Deferred income taxes - current	8.8	7.0
Total Current Assets	332.2	355.9
Property, plant and equipment, net	223.3	238.4
Trademarks and other intangible assets, net	65.2	66.4
Goodwill	81.8	85.4
Deferred income taxes - non-current	68.8	68.2
Deferred financing fees	5.7	7.0
Other assets	7.7	7.9
Total Assets	$784.7	$829.2
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$3.4	$5.6
Accounts payable	75.2	94.3
Accrued payroll and personal property taxes	25.8	17.8
Employee benefit obligations	3.6	2.9
Accrued interest	5.5	1.4
Other current liabilities	5.3	1.8
Total Current Liabilities	118.8	123.8
Senior notes	200.0	200.0
Long-term debt - other	204.8	206.4
Postretirement benefits other than pensions	6.3	6.6
Pension liabilities	102.1	110.8
Deferred income taxes - non-current	18.5	21.6
Other liabilities	7.5	9.5
Total Liabilities	658.0	678.7
Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized; 48.3 million shares issued at August 31, 2015 and November 30, 2014, respectively	4.8	4.8
Additional contributed capital	339.0	338.5
Retained deficit	(55.0)	(56.1)
Treasury stock at cost; 2.5 million and 1.0 million shares at August 31, 2015 and November 30, 2014, respectively	(19.1)	(7.9)
Accumulated other comprehensive loss	(143.0)	(128.8)
Total Shareholders’ Equity	126.7	150.5
Total Liabilities and Shareholders’ Equity	$784.7	$829.2

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2015	2014	2015	2014
Operating Activities
Net income	$.4	$1.8	$1.1	$6.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on disposal of fixed assets	—	.3	—	.5
Depreciation and amortization	9.8	8.7	23.9	26.3
Impairment of long-lived assets	.5	—	1.1	—
Amortization of deferred financing fees	.6	.6	1.7	1.8
Non-cash stock compensation expense	.5	.9	1.7	2.1
Provision for doubtful accounts	.1	.2	.2	.3
Provision for obsolete inventories	(.3)	(.9)	.3	(.8)
Other	—	.1	—	.1
Changes in operating assets and liabilities:
Accounts receivable	13.3	16.4	13.9	(14.3)
Inventories	(2.2)	6.3	(4.2)	(14.1)
Other current assets	1.6	(.7)	9.2	(.7)
Current liabilities	8.6	(5.0)	4.0	3.3
Other non-current assets	(.8)	.6	(3.2)	(1.5)
Other non-current liabilities	(.8)	(1.8)	(7.4)	(2.1)
Contributions to defined benefit plan	(4.0)	(3.7)	(4.5)	(4.0)
Net Cash Provided By (Used In) Operating Activities	27.3	23.8	37.8	3.3
Investing Activities
Capital expenditures	(4.8)	(9.6)	(15.3)	(19.6)
Proceeds from notes receivable	—	—	—	2.3
Acquisition of business	(5.0)	—	(5.0)	—
Net Cash Used In Investing Activities	(9.8)	(9.6)	(20.3)	(17.3)
Financing Activities
Repayment of debt obligations	(.6)	(.5)	(1.9)	(1.5)
Short-term debt borrowings	3.3	5.7	12.3	15.5
Short-term debt payments	(3.6)	(6.1)	(14.4)	(16.6)
Purchase of treasury shares	(4.3)	—	(12.2)	—
Cash received from exercise of stock options	—	—	—	.3
Net Cash (Used In) Provided By Financing Activities	(5.2)	(.9)	(16.2)	(2.3)
Effect of exchange rate changes on cash	(1.6)	(.4)	.8	(1.4)
Net Increase (Decrease) In Cash And Cash Equivalents	10.7	12.9	2.1	(17.7)
Cash and cash equivalents at beginning of period	90.9	134.3	99.5	164.9
Cash And Cash Equivalents At End Of Period	$101.6	$147.2	$101.6	$147.2